Exhibit 99.1

BROAD STREET REALTY, INC. PROVIDES UPDATE ON IMPACT OF COVID-19

BETHESDA, MD, May 15, 2020 /PRNewswire/ —Broad Street Realty, Inc. (OTC:BRST) today provided an update on the impact of COVID-19 on the Company’s business.

“In light of these unprecedented times, we thought it was important to provide a general update on the impact of COVID-19 on the operations of Broad Street Realty,” commented Chief Executive Officer and Chairman, Michael Z. Jacoby. “The health and safety of our coworkers, tenants and communities are Broad Street’s top priority. Given the importance of the role that our necessity-focused shopping centers play in the communities we serve, we have been carefully monitoring the impact of COVID-19 and have been taking proactive measures to maintain the strength of our business and ensure the continuity of operations as local conditions permit.”

Early on during this pandemic, the Company established a temporary COVID-19 impact response team to be proactive and anticipate issues arising as a result of the pandemic. The Company has worked hard to maintain an open line of communication with its tenants and offer assistance where possible, including helping them identify local, state and federal resources that may be available to support their businesses and employees. The Company has had a number of tenants request various forms of rent relief, which the Company is evaluating on a case-by-case basis.

As of May 14, 2020, the Company had collected 70% of contractual rent due for the month of April and 53% of contractual rent due for the month of May, and the Company had agreed to defer 20% of contractual rent due for the month of April and 23% of contractual rent due for the month of May. Collections and rent deferrals to date may not be indicative of collections or rent deferrals in any future period.

“The impact of Covid-19 is real and significant,” said Mr. Jacoby. “The pandemic has caused interruptions and slowdowns in our and our tenants’ businesses, as well as our ability to complete the seven pending mergers with Broad Street entities. I am proud of the entire Broad Street team that is working hard each day to manage our business, and we will continue to actively monitor the implications of COVID-19 on our and our tenants’ businesses and take further actions that are in the best interests of our employees, tenants and stockholders. It is our intention to provide all of our stakeholders with additional information when we report our results for 2019 and the first quarter of 2020. We thank all for your patience.”

About Broad Street Realty, Inc.

Broad Street Realty, Inc. is a fully integrated and self-managed real estate company that owns, operates, develops and redevelops primarily grocery-anchored shopping centers and mixed-use properties in the Mid-Atlantic, Southeast and Denver, Colorado markets. Broad Street is also a market-leading commercial real estate services firm that delivers cost-effective solutions for office, industrial and retail clients. The company has extensive experience in tenant representation, landlord representation, property acquisition and disposition, real estate development, project/construction management, finance, strategic consulting, property management and asset management.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. federal securities laws. These statements are based on current expectations of the Company’s management with respect to the matters described in this press release. While the Company’s management believes the assumptions underlying its forward-looking statements and information are reasonable, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond the control of the Company’s management. These risks include, but are not limited to: uncertainties related to the COVID-19 pandemic, including the unknown duration and economic, operational and financial impacts of the COVID-19 pandemic and the actions taken or contemplated by U.S. and local governmental authorities or others in response to the pandemic on the Company’s business, employees and tenants, including, among others, (i) changes in tenant demand for the Company’s properties, (ii) financial challenges confronting tenants, including as a result of decreased customers’ willingness to frequent, and mandated stay in place orders that have prevented customers from frequenting, some of the Company’s tenants’ businesses and the impact of these issues on the Company’s ability to collect rent from its tenants; (iii) operational changes implemented by the Company, including remote working arrangements, which may put increased strain on the Company’s IT systems and create increased vulnerability to cybersecurity incidents, (iv) adverse impacts on the Company’s liquidity and access to financing on attractive terms, or at all, and (v) prolonged measures to contain the spread of COVID-19 or the premature easing of government-imposed restrictions implemented to contain the spread of COVID-19; the inability to complete the remaining mergers due to the failure to satisfy other conditions to completion of the remaining mergers, including the financing condition and obtaining consent from the requisite lenders, or otherwise; the ability to recognize the benefits of the mergers; the Company’s substantial leverage as a result of indebtedness incurred and preferred equity issued in connection with the mergers, which could adversely affect the Company’s ability to pay cash dividends and meet other cash needs; the Company’s ability to repay, refinance, restructure and/or extend its indebtedness as it comes due; the availability of financing and capital to the Company; the Company’s ability to identify, finance, consummate and integrate additional acquisitions or investments; adverse economic or real estate developments, either nationally or in the markets in which the Company’s properties are located; adverse changes in financial markets or interest rates; the nature and extent of competition for tenants and acquisitions; other factors affecting the retail industry or the real estate industry generally; and other risks that are set forth under “Risk Factors” in MedAmerica’s Annual Report on Form 10-K for the year ended December 31, 2018, and other documents filed by the Company with the Securities and Exchange Commission from time to time. All forward-looking statements speak only as of the date of this press release. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements in this section. Except as otherwise may be required by law, the Company undertakes no obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date of this press release.